Change of Independent Registered Public Accounting Firm

On November 2, 2012, the Audit Committee of the Board of Directors of the Company approved the appointment of Cohen Fund Audit Services, Ltd. ("Cohen") as the Company's independent registered public accounting firm, replacing PricewaterhouseCoopers LLP ("PwC"). On December 10, 2012, the Audit Committee engaged Cohen to audit the Company's financial statements for the fiscal year ended December 31, 2012.

PwC’s report on the financial statements of the Company for each of the fiscal years ended December 31, 2010 and December 31, 2011, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2010, December 31, 2011 and through November 2, 2012, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. During the fiscal years ended December 31, 2010, December 31, 2011 and through November 2, 2012, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.